Exhibit 4.9

VALUEVISION MEDIA, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

Full Name of Optionee:

No. of Shares Covered:	Date of Grant:

Exercise Price Per Share:	Expiration Date:

Exercise Schedule:

Initial Date of Exercisability	No. of Shares As to Which Option Becomes Exercisable as of Such Date

This is a Stock Option Agreement (the “Agreement”) between ValueVision Media, Inc., a Minnesota corporation (the “Company”), and the optionee identified above (the “Optionee”).

BACKGROUND

A. As an inducement to Optionee to enter into employment with the Company, the Company has determined to grant Optionee a non-statutory stock option (the “OPTION”) upon the terms and subject to the conditions set forth in this Agreement.

B. The Company maintains the ValueVision Media, Inc. 2004 Omnibus Stock Plan, as amended (the “Plan”). Although shares are not being issued under the Plan by this Agreement, unless the context indicates otherwise, capitalized terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

C. The Company hereby grants the Option to the Optionee under the following terms and conditions.

TERMS AND CONDITIONS

1. Grant. The Optionee is granted on the date of grant specified above the Option to purchase the number of shares of the Company’s Common Stock (“Shares”) specified at the beginning of this Agreement.

2. Exercise Price. The price to the Optionee of each Share subject to the Option will be the exercise price specified at the beginning of this Agreement.

3. Non-Statutory Stock Option. The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

4. Exercise Schedule. The Option will vest and become exercisable as to the number of Shares and on the dates specified in the exercise schedule at the beginning of this Agreement. The exercise schedule will be cumulative; thus, to the extent the Option has not already been exercised and has not expired, terminated or been cancelled, the Optionee or the person otherwise entitled to exercise the Option as provided herein may at any time, and from time to time, purchase all or any portion of the Shares then purchasable under the exercise schedule. The Option may also be exercised in full (notwithstanding the exercise schedule) under the circumstances described in Section 8 of this Agreement if it has not expired prior thereto.

5. Expiration. The right to exercise this Option with respect to the shares covered hereunder shall expire at 4:00 p.m. Central Time on the earliest of:

(a) The expiration date specified at the beginning of this Agreement for the applicable portion of covered shares;

(b) The last day of the period as of or following the termination of Optionee as an employee of the Company or an Affiliate, during which this Option can be exercised (as specified in Section 7 hereof); or

(c) The date (if any) fixed for cancellation pursuant to Section 8 of this Agreement.

In no event may anyone exercise this Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.

6. Procedure To Exercise Option.

Notice of Exercise. The Option may be exercised by delivering written notice of exercise to the Company at the principal executive office of the Company, to the attention of the Company’s Secretary, in the form attached to this Agreement. The notice will state the number of Shares to be purchased, and will be signed by the person exercising the Option. If the person exercising the Option is not the Optionee, that person also must submit appropriate proof of the right to exercise the Option.

Tender of Payment. Upon giving notice of any exercise hereunder, the Optionee will provide for payment of the purchase price of the Shares being purchased through one or a combination of the following methods:

(a)	cash (including check, bank draft or money order); or

(b)	to the extent permitted by law, through a broker-assisted cashless exercise in which the Optionee simultaneously exercises the Option and sells all or a portion of the Shares thereby acquired pursuant to a brokerage or similar relationship and uses the proceeds from such sale to pay the purchase price of such Shares.

The Optionee will not be permitted to pay any portion of the purchase price with Shares, or by authorizing the Company to retain Shares upon exercise of the Option, unless the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”), in its sole discretion, determines that payment in such manner is desirable.

Delivery of Certificates. As soon as practicable after the Company receives the notice and purchase price provided for above, it will deliver to the person exercising the Option, in the name of such person, a certificate or certificates representing the Shares being purchased. The Company will pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued will be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, no certificate for Shares distributable under the this Agreement will be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For purposes of this Agreement, “Fair Market Value” as of any date will have the definition as described in the Plan.

7. Requirements for Exercise. This Option may be exercised only while the Optionee remains employed with the Company or an Affiliate or is serving as a director or consultant of the Company or an Affiliate, and only if the Optionee has been continuously in one or more such relationships with the Company or an Affiliate, as the case may be; provided that:

(a) The Optionee may exercise this Option during the one-hundred eighty (180) day period following termination of his employment with the Company or an Affiliate, but only to the extent that it was exercisable immediately prior to such termination or as a result of acceleration pursuant to Section 8, and only if the Optionee’s employment was not terminated for Cause (as defined in Section 13).

(b) In the event of Optionee’s Disability (as defined below) while employed by the Company or an Affiliate, he may exercise this Option during the one-year period following his termination of employment.

(c) If the Optionee dies while employed by the Company or an Affiliate, the Optionee’s Successor may exercise this Option during the one-year period following the date the Optionee dies.

(d) Subject to Section 8, if the Optionee ceases to be employed by the Company or an Affiliate after a declaration of a Fundamental Change made pursuant to Section 8 of this Agreement, he may exercise the Option at any time permitted by such declaration.

Notwithstanding the above, this Option may not be exercised after its original Expiration Date provided above.

“Disability” hereunder shall mean the inability of Optionee to perform on a full-time basis, even with reasonable accommodation(s) that do(es) not impose an undue hardship on the Company’s business, the essential duties and responsibilities of Optionee’s employment with the Company by reason of illness or other physical or mental impairment or condition, as determined by a physician mutually acceptable to Optionee and the Company, if such inability continues for an uninterrupted period of 180 days or more during any 365-day period. A period of inability shall be “uninterrupted” unless and until Optionee returns to full-time work for a continuous period of at least 30 days

8. Acceleration Of Vesting.

Death or Disability. In the event of the death or Disability of the Optionee, any portion of the Option that was not previously exercisable will become immediately exercisable in full if the Optionee will have been continuously employed by the Company or an Affiliate or is serving as a director or consultant of the Company or an Affiliate, between the date the Option was granted and the date of such death or Disability.

Event. The Option may, at the discretion of the Optionee, be exercised in full (notwithstanding the exercise schedule) if an Event (as defined in the Plan) has occurred.

Fundamental Change. At least 30 days prior to a Fundamental Change (as defined in the Plan), the Committee (or the Board) may, but will not be obligated, to declare, and provide written notice to the Optionee of the declaration, that the Option will be canceled at the time of, or immediately prior to the occurrence of, the Fundamental Change (unless it is exercised prior to the Fundamental Change) in exchange for payment to the Optionee, within ten days after the Fundamental Change, of cash equal to the amount, for each Share covered by the canceled Option, by which the event proceeds per share (as defined below) exceeds the exercise price per Share covered by the Option. The Option may be exercised in full (notwithstanding the exercise schedule) at any time after such declaration and prior to the time of cancellation of the Option. The Option, to the extent it has not been exercised prior to the Fundamental Change, will be canceled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration, and this Agreement will terminate at the time of such cancellation, subject to the payment obligations of the Company provided in this paragraph.

In the case of a Fundamental Change that consists of the merger or consolidation of the Company with or into any other corporation or statutory share exchange, the Committee (or the Board of Directors), in lieu of the declaration above, may make appropriate provision for the protection of this Option by the substitution, in lieu of the Option, of an option to purchase appropriate voting common stock or appropriate voting common stock of the corporation surviving any such merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation.

For purposes of the preceding paragraphs, the “event proceeds per share” is the cash plus the value (as determined by the Committee) of the non-cash consideration to be received per Share by the shareholders of the Company upon the occurrence of the Fundamental Change.

Discretionary Acceleration. Notwithstanding any other provisions of this Agreement to the contrary, the Committee (or the Board) may, in its sole discretion, declare at any time that the Option will be immediately exercisable.

9. Limitation On Transfer. During the lifetime of the Optionee, only the Optionee or the Optionee’s guardian or legal representative may exercise the Option. The Option may not be assigned or transferred by the Optionee otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder; provided, however, that the Optionee may transfer the Option to a member or members of the Optionee’s immediate family (i.e., the Optionee’s children, grandchildren and spouse) or to one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners, if the Optionee does not receive any consideration for the transfer. The Option held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to its transfer and may be exercised by such transferee as and to the extent that the Option has become exercisable and has not terminated in accordance with the provisions of this Agreement. This Agreement is transferable upon the Optionee’s death to the estate or to the person who acquires the right to succeed to this Agreement by bequest or inheritance.

10. No Shareholder Rights Before Exercise. No person will have any of the rights of a shareholder of the Company with respect to any Share subject to the Option until the Share actually is issued to such person upon exercise of the Option.

11. Discretionary Adjustment. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the corporate structure or Shares of the Company, the Committee or the Board (or if the Company does not survive any such transaction, a comparable committee of the Board of Directors or the Board of Directors of the surviving corporation) shall, in its sole discretion without the consent of the Optionee, make such adjustment (or substitution) as it determines in its discretion to be appropriate as to the number and kind of securities issuable upon exercise of the Option and the exercise price hereof, in order to prevent dilution or enlargement of rights of the Optionee; provided that such adjustment is not less favorable to Optionee than adjustments made for other holders of stock options of the Company.

12. Tax Withholding.

General Rule. If the Company or any of its affiliates are required to withhold federal, state or local income taxes, or social security or other taxes, upon the exercise of the Option, the person exercising the Option will, upon exercise and demand by the Company or such affiliate, promptly pay in cash such amount as is necessary to satisfy such requirement prior to receipt of such Shares; provided, that in lieu of all or any part of such cash payment, the Committee (or the Board) may (but will not be required to) allow the person exercising the Option to cover all or any part of the required withholdings, and to cover any additional withholdings up to the amount needed to cover the full federal, state and local income tax obligation of such person with respect to income arising from the exercise of the Option, through a reduction of the number of Shares delivered or through a subsequent return to the Company of Shares delivered, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

Committee (or Board) Approval; Revocation. The Committee or the Board may approve an election under this section to reduce the number of Shares delivered in advance, but the approval is subject to revocation by the Committee or the Board at any time. Once the person exercising the Option makes such an election, he or she may not revoke it.

Exception. Notwithstanding the foregoing, if the Optionee tenders previously owned Shares to the Company in payment of the purchase price of Shares in connection with an option exercise the Optionee may also tender previously owned Shares to the Company in satisfaction of any tax withholding obligations in connection with such option exercise. If the Company or an affiliate of the Company is required to withhold federal, state or local income taxes, or social security or other taxes, upon the exercise of the Option, the person exercising the Option will, upon exercise and demand by the Company or such affiliate, promptly pay in cash such amount as is necessary to satisfy such requirement.

13. Forfeitures. If the Committee determines that the Optionee has (a) committed a material violation of any applicable written policies of the Company or any of its Affiliates or any provision of a written employment agreement between Optionee and the Company or any of its Affiliates; or (b) has engaged in public conduct reflecting dishonesty or disloyalty to the Company or any of its Affiliates which is materially detrimental to the reputation of the Company; or (c) the Optionee’s employment with the Company (or an Affiliate of the Company) was terminated for Cause, then, and in each event, the Company, by action of the Committee, will have the right and option (the “Forfeiture Rights”) (x) to terminate this Option prior to exercise, and (y) to the extent that Optionee has exercised the Option prior to the date of such determination by the Committee, to require that the Option return or forfeit the Shares or the economic value of the Shares as of the date of such exercise, payable by the Optionee in cash. The Company shall be entitled to set off any such cash amount against any amount owed to the Optionee by the Company.

The decision to exercise the Company’s Forfeiture Rights under this Section 13 will be based solely on the judgment of the Committee, in its sole and complete discretion, given the facts and circumstances of each particular case. The Forfeiture Rights may be exercised by the Committee within 90 days after the Committee’s discovery of an occurrence that entitles it to exercise its Forfeiture Rights (but in no event later than 15 months after the Optionee’s termination of employment with the Company or its Affiliates). The Forfeiture Rights will be deemed to be exercised effective immediately upon the Company’s mailing written notice of such exercise postage prepaid, addressed to the Optionee at the Optionee’s most recent home address as shown on the personnel records of the Company.

“Cause” hereunder shall mean: (i) a material act or act of fraud which results in or is intended to result in Optionee’s personal enrichment at the expense of Company, including without limitation, theft or embezzlement from Company; (ii) public conduct by Optionee materially detrimental to the reputation of Company, (iii) material violation by Optionee of any written Company policy, regulation or practice; (iv) Optionee’s willful or grossly negligent failure to adequately perform the duties of Optionee’s position to the material detriment of the Company; (v) commission of conduct constituting a felony; (vi) habitual intoxication, drug use or chemical substance use by any intoxicating or chemical substance; or (vii) Optionee continues to materially fail to perform Optionee’s essential job functions, or engages in excessive absenteeism unrelated to illness or permitted vacation, ten (10) days after a written demand for performance is delivered to Optionee by the Board or its representative, which written demand specifically identifies the manner in which the Board believes that Optionee has not performed Optionee’s duties.

14. Incorporation by Reference of Plan and Interpretation Of This Agreement. This Option is not granted pursuant to the Plan. However, the provisions of the Plan and the definitions of terms defined in the Plan shall apply to this Option and be binding upon the Company and the Optionee as if this Option were granted pursuant to the Plan. The terms and conditions of the Plan, as in effect on the date of this Agreement, an electronic copy of which has been delivered to Optionee, are hereby incorporated herein and made a part hereof by reference as if set forth in full. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive upon the Company and the Optionee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. If there is any inconsistency between the provisions of this Agreement and a written employment agreement between Optionee and the Company or any of its Affiliates, the provisions of this Agreement shall govern. Any capitalized term used herein which is defined in the Plan has the same meaning as set forth therein as of the date hereof.

15. Other Benefit And Compensation Programs. Payments and other benefits received by the Optionee pursuant to this Agreement will not be deemed a part of the Optionee’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and will not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an affiliate of the Company unless expressly so provided by such other plan, contract or arrangement.

16. Discontinuance Of Employment. This Agreement will not give the Optionee a right to continued employment with the Company or an Affiliate, and the Company or any Affiliate employing the Optionee may terminate the Optionee’s employment in accordance with the provisions of any applicable agreements or contracts with Optionee, if any and if in effect, or otherwise at any time and otherwise deal with the Optionee without regard to the effect it may have upon the Optionee under this Agreement.

17. Obligation To Reserve Sufficient Shares. The Company will at all times during the term of the Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.

18. Binding Effect. This Agreement will be binding in all respects on the heirs, representatives, successors and assigns of the Optionee.

19. Choice Of Law. This Agreement is entered into under the laws of the State of Minnesota and will be construed and interpreted thereunder (without regard to its conflict of law principles).

20. Severability. The invalidity, unenforceability or illegality of any provision herein will not affect the validity, enforceability or legality of any other provision.

21. Construction. The Option will not be construed or interpreted with any presumption against the Company by reason of the Company drafting this Agreement.

The Optionee and the Company have executed this Agreement as of the Effective Date.

VALUEVISION MEDIA, INC.	OPTIONEE

By:
Name:	[Name of Optionee]
Its:

                    , 20__

VALUEVISION MEDIA, INC.

6740 Shady Oak Road

Eden Prairie, Minnesota 55344

Attention: Secretary

Ladies and Gentlemen:

I hereby exercise the following option (the “OPTION”) granted to me pursuant to the agreement (the “OPTION AGREEMENT”) referenced below with respect to the number of shares of Common Stock of ValueVision Media, Inc. (the “COMPANY”) indicated below:

Name:	________________________________________

Date of Grant of Option:	________________________________________

Exercise Price Per Share:	________________________________________

Number of Shares With Respect to Which the Option is Hereby Exercised:	________________________________________

Total Exercise Price:	________________________________________

☐ Enclosed with this letter is a check, bank draft or money order in the amount of the Total Exercise Price.

☐ I hereby agree to pay the Total Exercise Price within five business days of the date hereof and, as stated in the attached Broker’s Letter, I have delivered irrevocable instructions to                                               to promptly deliver to the Company the amount of sale or loan proceeds from the Shares to be issued pursuant to this exercise necessary to satisfy my obligation hereunder to pay the Total Exercise Price.

☐ I elect to pay the Total Exercise Price through a reduction in the number of Shares delivered to me upon this exercise of the Option as provided in the Option Agreement.

I agree that I will pay any required withholding taxes in connection with this exercise as provided in the Plan.

Please issue a certificate (the “Certificate”) for the number of Shares with respect to which the Option is being exercised in the name of the person indicated below and deliver the Certificate to the address indicated below:

Name in Which to Issue Certificate:________________________________________________________________

Address to Which Certificate

Should be Delivered:____________________________________________________________________________

Principal Mailing Address for

Holder of the Certificate

(if different from above):_________________________________________________________________________

Very truly yours,

______________________________

Signature

______________________________

Name, please print

______________________________

Social Security Number

______________________________

Attachment A

                    , 20__

VALUEVISION MEDIA, INC.

6740 Shady Oak Road

Eden Prairie, Minnesota 55344

Attention: Secretary

Ladies and Gentlemen:

Name of Optionee:	_______________________________

Date of Grant of Option:	_______________________________

Exercise Price Per Share:	_______________________________

Number of Shares With Respect to Which the Option is to be Exercised:	_______________________________

Total Exercise Price:	_______________________________

The above Optionee has requested that we finance the exercise of the above Option to purchase Shares of Common Stock of ValueVision Media, Inc. (the “COMPANY”) and has given us irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds from the Shares to be issued pursuant to such exercise to satisfy the Optionee’s obligation to pay the Total Exercise Price.

Very truly yours,

Broker Name

By